ABERCROMBIE & FITCH CO. REPORTS FOURTH QUARTER RESULTS

New Albany, Ohio, March 2, 2017: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net income per diluted share of $0.71 for the fourth quarter ended January 28, 2017, compared to GAAP net income per diluted share of $0.85 for the fourth quarter last year.

In addition, the company reported GAAP net income per diluted share of $0.06 for the full year, compared to GAAP net income per diluted share of $0.51 for the full year last year. Excluding certain items, the company reported adjusted non-GAAP net loss per diluted share of $0.06 for the full year, compared to adjusted non-GAAP net income per diluted share of $1.12 for the full year last year.

The net effect of changes in foreign currency exchange rates on a year-over-year basis adversely impacted fourth quarter and full year results by approximately $0.05 and $0.25 per diluted share, respectively.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Fran Horowitz, Chief Executive Officer, said:

“Results for the quarter reflect a still challenging and competitive retail environment, however we continue to make progress on our strategic priorities. Hollister, our largest brand, achieved positive comp sales and the Abercrombie brand renewal continues, although it is a work in progress. International markets improved measurably from last quarter, for both Abercrombie and Hollister brands, and the direct-to-consumer business continued to deliver positive comparable sales in both the U.S. and international markets. However, the competitive environment resulted in more promotional activity and a lower gross margin rate than planned.

While overall results did not meet expectations, 2016 was a year of significant progress on each of our strategic priorities. We continued to proactively respond to the evolving retail landscape through our store closure and channel optimization initiatives. We also stayed close to our customers to understand what inspires them, which helped inform our planning and execution. We began to communicate evolved identities for each of our brands, and made improvements to the customer experience through the roll out of store remodels, and ongoing investments in direct-to-consumer and omnichannel capabilities across both brands.

While the environment is likely to remain challenging in 2017, we have a strong balance sheet and continue to aggressively manage costs in order to continue our investments in strategies to provide our customers with compelling new experiences through a clearly defined brand voice, to position our business for sustainable growth.”

Fourth Quarter Sales Results

Net sales for the fourth quarter of $1.036 billion were down 7% from last year, with comparable sales for the fourth quarter down 5%.

Fiscal 2016 Comparable Sales Summary (1)
Brand						Geography
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year		First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Abercrombie(2)	(8)%	(7)%	(14)%	(13)%	(11)%	United States	(2)%	(4)%	(5)%	(6)%	(5)%
Hollister	0%	(2)%	0%	1%	0%	International	(7)%	(4)%	(10)%	(4)%	(6)%
Total company	(4)%	(4)%	(6)%	(5)%	(5)%	Total company	(4)%	(4)%	(6)%	(5)%	(5)%
(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the fourth quarter decreased 13% to $442.4 million for Abercrombie and decreased 2% to $594.0 million for Hollister from last year.

By geography, net sales for the fourth quarter decreased 8% to $688.2 million in the U.S. and decreased 5% to $348.2 million in international markets from last year.

Direct-to-consumer and omnichannel sales grew to approximately 31% of total company net sales for the fourth quarter, compared to approximately 28% of total company net sales last year.

Additional Fourth Quarter Results Commentary

The gross profit rate for the fourth quarter was 59.3%. Excluding certain items last year, the gross profit rate decreased 90 basis points on a constant currency basis, primarily due to lower average unit retail, partially offset by lower average unit cost.

Stores and distribution expense for the fourth quarter was $439.8 million, up from $430.4 million last year, primarily due to a lease termination charge of $15.6 million related to the A&F flagship store in Hong Kong and higher direct-to-consumer expense. These were partially offset by benefits from foreign currency exchange rates, the realization of savings on lower sales and expense reduction efforts.

Marketing, general and administrative expense for the fourth quarter was $121.7 million, including $3.9 million in severance charges, and was down from $125.2 million last year, primarily due to lower compensation expense and expense reduction efforts, partially offset by higher marketing expense.

Asset impairment charges for the fourth quarter were $1.6 million.

Net other operating income for the fourth quarter was $9.4 million, compared to net other operating loss of $0.6 million last year. Excluding certain items last year, net other operating income increased $7.7 million, primarily due to the initial recognition of international gift card breakage of $4.8 million and foreign currency related gains.

Operating income for the fourth quarter was $61.3 million, compared to $120.1 million last year. Excluding certain items, adjusted non-GAAP operating income for the fourth quarter last year was $121.3 million.

The effective tax rate for the fourth quarter was 11%, reflecting an adjustment related to a change in the full year effective tax rate from last quarter's estimated rate, as well as a benefit of $4.5 million related to the realization of foreign currency losses and a discrete benefit of $2.4 million related to a tax regulatory change.

Net income attributable to Abercrombie & Fitch Co. for the fourth quarter was $48.8 million, compared to $57.7 million last year. Excluding certain items, adjusted non-GAAP net income attributable to Abercrombie & Fitch Co. for the fourth quarter last year was $73.7 million.

Full Year 2016 Sales Results

Net sales for the full year of $3.327 billion were down 5% from last year, with comparable sales for the full year down 5%.

Fiscal 2016 Comparable Sales Summary (1)
Brand			Geography
	Fiscal 2016	Fiscal 2015		Fiscal 2016	Fiscal 2015
Abercrombie(2)	(11)%	(6)%	United States	(5)%	(3)%
Hollister	0%	0%	International	(6)%	(1)%
Total company	(5)%	(3)%	Total company	(5)%	(3)%
(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the full year decreased 9% to $1.487 billion for Abercrombie and decreased 2% to $1.840 billion for Hollister from last year.

By geography, net sales for the full year decreased 7% to $2.124 billion in the U.S. and decreased 3% to $1.203 billion in international markets from last year.

Direct-to-consumer and omnichannel sales grew to approximately 26% of total company net sales for the full year, compared to approximately 24% of total company net sales last year.

Additional Full Year Results Commentary

The gross profit rate for the full year was 61.0%. Excluding certain items last year, the gross profit rate decreased 30 basis points on a constant currency basis, primarily due to lower average unit retail.

Stores and distribution expense for the full year was $1.578 billion, down from $1.604 billion last year. Excluding certain items last year, stores and distribution expense decreased $19.1 million, primarily due to benefits from foreign currency exchange rates, the realization of savings on lower sales and expense reduction efforts, partially offset by higher direct-to-consumer expense and a lease termination charge of $15.6 million related to the A&F flagship store in Hong Kong.

Marketing, general and administrative expense for the full year was $453.2 million, down from $470.3 million last year. Excluding certain items, adjusted non-GAAP marketing, general and administrative expense increased $6.4 million, primarily due to higher marketing expense, partially offset by lower compensation expense and expense reduction efforts.

Asset impairment charges for the full year were $7.9 million, compared to $18.2 million last year and restructuring benefits for the full year last year were $1.6 million, all of which were excluded from adjusted results with the exception of $1.6 million in asset impairment charges for the fourth quarter this year.

Net other operating income for the full year was $26.2 million, compared to $6.4 million last year. Excluding certain items, adjusted non-GAAP net other operating income for the full year increased $5.3 million, primarily due to the initial recognition of international gift card breakage of $4.8 million.

Operating income for the full year was $15.2 million, compared to operating income of $72.8 million last year. Excluding certain items, adjusted non-GAAP operating income for the full year was $3.3 million, compared to adjusted non-GAAP operating income of $136.5 million last year.

Given the sensitivity of the tax rate at lower levels of absolute earnings, the effective tax rate for the full year was 322%. Excluding certain items, the adjusted non-GAAP effective tax rate for the full year was 98%. The effective tax rate and the adjusted non-GAAP effective tax rate for the full year reflect a benefit of approximately $4.5 million related to the realization of foreign currency losses and a discrete benefit of $2.4 million related to a tax regulatory change.

Net income attributable to Abercrombie & Fitch Co. for the full year was $4.0 million, compared to $35.6 million last year. Excluding certain items, adjusted non-GAAP net loss attributable to Abercrombie & Fitch Co. for the full year was $4.1 million, compared to adjusted non-GAAP net income attributable to Abercrombie & Fitch Co. of $78.0 million last year.

The company ended the fiscal year with $547.2 million of cash and cash equivalents, and gross borrowings under the company's term loan agreement of $268.3 million, compared to $588.6 million of cash and cash equivalents and $293.3 million of gross borrowings last year.

The company ended the fiscal year with $399.8 million in inventory, a decrease of 8% versus last year.

Total capital expenditures for the full year were $140.8 million, which consisted of $73.0 million related to new stores and store updates and $67.7 million related to information technology, direct-to-consumer and omnichannel, and other projects.

During the year, the company opened 20 new stores, including 10 international and four U.S. full-price stores and six outlet stores, primarily in the U.S. The company also closed 54 stores, primarily in the U.S.

Other Developments

As previously announced, on February 15, 2017, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 13, 2017 to stockholders of record at the close of business on March 3, 2017.

Outlook

For fiscal 2017, the company expects:

•
Comparable sales to improve for the full year, but to remain challenging for the first half, with Hollister, its largest brand, expected to maintain or improve its comparable sales trend and Abercrombie to improve throughout the year

•	Adverse effects from foreign currency on sales and operating income of approximately $55 million and $25 million, respectively, or approximately $0.25 per diluted share

•
A gross margin rate flat to the fiscal 2016 adjusted non-GAAP rate of 61.0%, but up on a constant currency basis, driven by lower average unit cost, with continuing promotional pressure in the first quarter

•
Actions already taken to reduce expense by approximately $100 million, enabling investments in revenue driving activities and resulting in net operating expense down approximately 3% from fiscal 2016 adjusted non-GAAP operating expense of $2.025 billion, with a commitment to pursue further expense reductions throughout the year

•	Net income attributable to noncontrolling interests of approximately $4 million

•	A weighted average diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks

The company expects to incur a discrete non-cash income tax charge of approximately $9 million in the first quarter of fiscal 2017 as a result of a change in share-based compensation accounting standards. Excluding discrete items, the core tax rate for full year is expected to be in the mid 30s and remains highly sensitive to jurisdictional mix and at lower levels of pre-tax earnings.

The company is targeting capital expenditures to be approximately $100 million for fiscal 2017. Capital expenditures are expected to include approximately $70 million for store updates and new stores and approximately $20 million for direct-to-consumer and omnichannel and information technology investments to support growth.

The company plans to open six full-price stores in fiscal 2017, including four in the U.S. and two in international markets. The company also plans to open two new outlet stores. In addition, the company anticipates closing approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

An investor presentation of fourth quarter results will be available in the “Investors” section of the company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Standard Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. The iconic Abercrombie & Fitch brand embodies American casual luxury.  With an updated attitude that reflects the character, charisma and confidence of today’s 20+ consumer, Abercrombie & Fitch remains true to its 125-year heritage of creating expertly crafted products with an effortless, American style.   The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market.  abercrombie kids creates smart, playful apparel for children ages 3-14, celebrating the wide-eyed wonder of childhood. The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style.

The Company operates approximately 900 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Standard Time, the company will conduct a conference call. Management will discuss the company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 874-1567 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4785. This call will be recorded and made available by dialing the replay number (888) 203-1112 followed by the conference ID number 2068797 or the international number (719) 457-0820 followed by the conference ID number 2068797 or through www.abercrombie.com.

Investor contact:	Media contact:

Brian Logan	Michael Scheiner
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6751	(614) 283-6192
Investor_Relations@abercrombie.com	Public_Relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended January 30, 2016 and in A&F's subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2016 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; a significant component of our growth strategy is international expansion, which requires significant capital investment, the success of which is dependent on a number of factors that could delay or prevent the profitability of our international operations; direct-to-consumer sales channels are a significant component of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; our failure to protect our reputation could have a material adverse effect on our brands; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; our reliance on two distribution centers domestically and third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 28, 2017	% of Net Sales	January 30, 2016	% of Net Sales
Net sales	$1,036,363	100.0%	$1,112,930	100.0%
Cost of sales, exclusive of depreciation and amortization	421,362	40.7%	436,585	39.2%
Gross profit	615,001	59.3%	676,345	60.8%
Stores and distribution expense	439,816	42.4%	430,441	38.7%
Marketing, general and administrative expense	121,729	11.7%	125,244	11.3%
Asset impairment	1,574	0.2%	—	—%
Other operating (income) loss, net	(9,377)	(0.9)%	577	0.1%
Operating income	61,259	5.9%	120,083	10.8%
Interest expense, net	4,810	0.5%	4,456	0.4%
Income before taxes	56,449	5.4%	115,627	10.4%
Tax expense	6,344	0.6%	56,719	5.1%
Net income	50,105	4.8%	58,908	5.3%
Less: Net income attributable to noncontrolling interests	1,314	0.1%	1,167	0.1%
Net income attributable to Abercrombie & Fitch Co.	$48,791	4.7%	$57,741	5.2%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.72		$0.86
Diluted	$0.71		$0.85

Weighted-average shares outstanding:
Basic	67,970		67,432
Diluted	68,299		68,243

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2017	% of Net Sales	January 30, 2016	% of Net Sales
Net sales	$3,326,740	100.0%	$3,518,680	100.0%
Cost of sales, exclusive of depreciation and amortization	1,298,172	39.0%	1,361,137	38.7%
Gross profit	2,028,568	61.0%	2,157,543	61.3%
Stores and distribution expense	1,578,460	47.4%	1,604,214	45.6%
Marketing, general and administrative expense	453,202	13.6%	470,321	13.4%
Restructuring benefit	—	—%	(1,598)	—%
Asset impairment	7,930	0.2%	18,209	0.5%
Other operating income, net	(26,212)	(0.8)%	(6,441)	(0.2)%
Operating income	15,188	0.5%	72,838	2.1%
Interest expense, net	18,666	0.6%	18,248	0.5%
(Loss) income before taxes	(3,478)	(0.1)%	54,590	1.6%
Tax (benefit) expense	(11,196)	(0.3)%	16,031	0.5%
Net income	7,718	0.2%	38,559	1.1%
Less: Net income attributable to noncontrolling interests	3,762	0.1%	2,983	0.1%
Net income attributable to Abercrombie & Fitch Co.	$3,956	0.1%	$35,576	1.0%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.06		$0.52
Diluted	$0.06		$0.51

Weighted-average shares outstanding:
Basic	67,878		68,880
Diluted	68,284		69,417

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 28, 2017	January 30, 2016
ASSETS
Current assets:
Cash and equivalents	$547,189	$588,578
Receivables	93,384	56,868
Inventories, net	399,795	436,701
Other current assets	98,932	96,833
Total current assets	1,139,300	1,178,980
Property and equipment, net	824,738	894,178
Other assets	331,719	359,881
TOTAL ASSETS	$2,295,757	$2,433,039

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$187,017	$184,175
Accrued expenses	273,044	321,237
Short-term portion of deferred lease credits	20,076	23,303
Income taxes payable	5,863	5,988
Total current liabilities	486,000	534,703
Long-term liabilities:
Long-term portion of deferred lease credits	76,321	89,256
Long-term portion of borrowings, net	262,992	286,235
Leasehold financing obligations	46,397	47,440
Other liabilities	172,008	179,683
Total long-term liabilities	557,718	602,614
Total Abercrombie & Fitch Co. stockholders' equity	1,243,435	1,291,063
Noncontrolling interests	8,604	4,659
Total stockholders' equity	1,252,039	1,295,722
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,295,757	$2,433,039

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES

The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they supplement investors' understanding of comparability across periods and provide the ability to measure the company’s operating performance excluding the effect of certain items that the company believes do not reflect its future operating outlook. Management used these non-GAAP financial measures during the periods presented to assess the company's performance, to make decisions about how to allocate resources and to develop expectations for future operating performance. In addition, the company provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 35% tax rate. Non-GAAP financial measures should be used supplemental to, not as an alternative to, the company's GAAP financial results, and may not be the same as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$453,202	$(6,000)	$459,202
Asset impairment (3)	7,930	6,356	1,574
Other operating income, net (4)	(26,212)	(12,282)	(13,930)
Operating income	15,188	(11,926)	3,262
Loss before taxes	(3,478)	(11,926)	(15,404)
Tax benefit (5)	(11,196)	(3,900)	(15,096)
Net income (loss) attributable to Abercrombie & Fitch Co.	$3,956	$(8,026)	$(4,070)

Net income (loss) per diluted share attributable to Abercrombie & Fitch Co.	$0.06	$(0.12)	$(0.06)
Diluted Weighted-Average Shares Outstanding	68,284		67,878

(1) “GAAP” refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $6.0 million related to an indemnification recovery of certain legal settlements recognized in the second quarter of Fiscal 2015.

(3) Excluded Items consist of charges of $6.4 million related to a store whose asset carrying value exceeded fair value.

(4) Excluded Items consist of benefits of $12.3 million related to the settlement of certain economic loss claims.

(5) The tax effect of excluded items is computed as the difference between the effective tax rate calculated with and without the non-GAAP adjustments on income (loss) before taxes and provision for income taxes.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Thirteen Weeks Ended January 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$676,345	$(1,020)	$675,325
Other operating loss (income), net (3)	577	2,211	(1,634)
Operating income	120,083	1,191	121,274
Income before taxes	115,627	1,191	116,818
Tax expense (4)	56,719	(14,775)	41,944
Net income attributable to Abercrombie & Fitch Co.	$57,741	$15,966	$73,707

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.85	$0.23	$1.08
Diluted Weighted-Average Shares Outstanding	68,243		68,243

(1) “GAAP” refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $1.0 million related to recovery on inventory previously written down.

(3) Excluded Items consist of charges of $2.2 million related to a release of a cumulative translation adjustment as the company substantially completed the liquidation of its Australian operations.

(4) The tax effect of excluded items is computed as the difference between the effective tax rate calculated with and without the non-GAAP adjustments on income before taxes and provision for income taxes.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$2,157,543	$20,647	$2,178,190
Stores and distribution expense (3)	1,604,214	6,665	1,597,549
Marketing, general and administrative expense (4)	470,321	17,523	452,798
Restructuring benefit (5)	(1,598)	(1,598)	—
Asset impairment (6)	18,209	18,209	—
Other operating income, net (7)	(6,441)	2,211	(8,652)
Operating income	72,838	63,657	136,495
Income before taxes	54,590	63,657	118,247
Tax expense (8)	16,031	21,186	37,217
Net income attributable to Abercrombie & Fitch Co.	$35,576	$42,471	$78,047

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.51	$0.61	$1.12
Diluted Weighted-Average Shares Outstanding	69,417		69,417

(1) “GAAP” refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $20.6 million related to an inventory write-down, net of recoveries.

(3) Excluded Items consist of charges of $4.2 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures, $1.8 million related to lease termination and store closure costs and $0.7 million related to the company's profit improvement initiative.

(4) Excluded Items consist of charges of $15.8 million related to legal settlement charges and $1.8 million related to the company's profit improvement initiative.

(5) Excluded Items consist of benefits of $1.6 million related to the Gilly Hicks brand.

(6) Excluded Items consist of charges of $12.1 million related to stores whose asset carrying value exceeded fair value, $4.5 million related to the discontinued use of certain store fixtures and $1.6 million related to a company-owned aircraft which was sold in the second quarter of Fiscal 2015.

(7) Excluded Items consist of charges of $2.2 million related to a release of a cumulative translation adjustment as the company substantially completed the liquidation of its Australian operations.

(8) The tax effect of excluded items is computed as the difference between the effective tax rate calculated with and without the non-GAAP adjustments on income before taxes and provision for income taxes.

Abercrombie & Fitch Co.
Store Count Activity

Thirteen Weeks Ended January 28, 2017
	Abercrombie (1)(2)		Hollister (3)		Total
	United States	International	United States	International	United States	International
October 29, 2016	333	41	412	144	745	185
New	2	4	—	1	2	5
Closed	(24)	(1)	(14)	—	(38)	(1)
January 28, 2017	311	44	398	145	709	189

Fifty-Two Weeks Ended January 28, 2017
	Abercrombie (1)(2)		Hollister (3)		Total
	United States	International	United States	International	United States	International
January 30, 2016	340	39	414	139	754	178
New	5	6	3	6	8	12
Closed	(34)	(1)	(19)	—	(53)	(1)
January 28, 2017	311	44	398	145	709	189

(1)	Includes Abercrombie & Fitch and abercrombie kids brands.

(2)	Excludes one international franchise store as of January 28, 2017, October 29, 2016 and January 30, 2016.

(3)	Excludes three international franchise stores as of January 28, 2017 and October 29, 2016, and excludes two international franchise stores as of January 30, 2016.